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                                  EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Family Bargain Corporation:

We consent to incorporation by reference in the registration statement (No. 333-1066) on Form S-8 of Family Bargain Corporation and subsidiaries of our report dated April 23, 1996, relating to the consolidated balance sheets of Family Bargain Corporation and subsidiaries as of January 28, 1995 and January 27, 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the nine months ended January 29, 1994 and the twelve months ended January 28, 1995 and January 27, 1996, which report appears in the January 27, 1996, annual report on Form 10-K of Family Bargain Corporation.

                                                     KPMG Peat Marwick LLP

San Diego, California
April 23, 1996